Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-73876 and 333-91086) pertaining to the Whole Foods Market Growing Your Future 401(k) Plan of our report dated June 20, 2008, with respect to the financial statements and schedule of the Whole Foods Market Growing Your Future 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/ Padgett, Stratemann & Co., L.L.P.
San Antonio, Texas
June 23, 2008